UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2021

C3.AI, INC.
(Exact name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction
of Incorporation)
1300 Seaport Blvd, Suite 500
Redwood City, CA
(Address of Principal Executive Offices)
001-39744
(Commission File Number)

26-3999357
(IRS Employer Identification No.)
94063
(Zip Code)
(650) 503-2200
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.001 per share	AI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
1400 Seaport Boulevard Lease Agreement
On August 25, 2021, C3.ai, Inc. (the “Company”) and DWF IV 1400-1500 Seaport Blvd, LLC (the “Landlord”) entered into an office lease (the “Lease”) pursuant to which the Company will lease the two office towers located at 1400 Seaport Boulevard in Redwood City, California (the “Leased Space”) as the Company’s new corporate headquarters.
The Leased Space consists of approximately 283,015 square feet split between the two office towers. The Company’s occupation of the Leased Space will commence in several phases, with the first two phases set to commence on January 1, 2022, subject to the Landlord’s ability to deliver the first two phases of Leased Space free and clear of all existing tenants and subtenants.
The term of the Lease is 126 months from the date that rent commences with respect to phase one of the Leased Space, which will be 9 months after the date when phase one of the Leased Space is delivered to the Company. Base rent payments under the Lease are calculated based on the square footage of the Leased Space that has been delivered to the Company. Total undiscounted base rent payments over the term of the Lease are approximately $103.1 million. In addition to base rent, the Company will be responsible for the Company’s allocated share of costs incurred and expenditures made by the Landlord in the operation and management of the Leased Space. The Company also has the option to extend the term of the Lease for an additional five years at a rental rate that will be set based on the then-prevailing market rental rate for comparable office space in the vicinity of the Leased Space. Pursuant to the Lease, the Company provided the Landlord an unconditional and irrevocable letter of credit of $12.6 million, which is subject to reduction pursuant to the terms of the Lease.
The foregoing description of the terms of the Lease does not purport to be a complete description of the rights and obligations of the Company and the Landlord. As a result, the foregoing description is qualified in its entirety by reference to the Lease, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending October 31, 2021.
Third Amendment to 1300 Seaport Boulevard Lease Agreement
On August 25, 2021, the Company and Google LLC entered into a Third Amendment to Lease (the “Third Amendment”) amending certain provisions of the Company’s existing lease for space at 1300 Seaport Boulevard in Redwood City, California. The Third Amendment expands the space leased by the Company at 1300 Seaport Boulevard to include an additional 15,183 square feet. In order to allow the Company sufficient time to ready the Leased Space for occupation, the Third Amendment also extends the term of the 1300 Seaport Boulevard lease by one day for each day after January 1, 2022 that the Landlord fails to deliver the first phase of the Leased Space. Prior to the Third Amendment, the Company’s existing lease for space at 1300 Seaport Boulevard was set to terminate on September 30, 2022.
The foregoing description of the terms of the Third Amendment does not purport to be a complete description of the rights and obligations of the Company and Google LLC. As a result, the foregoing description is qualified in its entirety by reference to the Third Amendment, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending October 31, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

C3.ai, Inc.

Dated: August 27, 2021
	By:	/s/ Thomas M. Siebel
Thomas M. Siebel
Chief Executive Officer and Chairman of the Board of Directors